Exhibit 10.6.1

APPROVAL OF SECTION 6, AS AMENDED, TO 1998 STOCK INCENTIVE PLAN

The Board of Directors, subject to approval of the Company’s stockholders, has adopted an amendment to Section 6 of the Company’s 1998 Stock Incentive Plan (the “Plan”) to

•    Add Commercial Business Loans, Trade Finance Loans, Demand Deposits, and Expenses as goals

•    Delete Efficiency Ratio as a goal

Section 6 of the Plan provides for the issuance of restricted stock with vesting subject to meeting certain performance goals determined by the shareholders and set each year by the Compensation Committee of the Board of Directors. Shares of performance restricted stock were awarded in 2006 and 2007 to the CEO of the Company. The Compensation Committee would like the flexibility to be able to continue to make grants of performance restricted stock to the CEO and possibly other officers of the Company.

The Board of Directors has determined that it is in the best interests of the Company to submit the Section 6 of the Plan, as amended, to the Company’s stockholders for approval so that any performance restricted stock that may be issued under the Plan generally will qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code.”). Code Section 162(m) places a limit of $1 million on the amount of compensation that may be deducted by the Company in any taxable year with respect to each “covered employee” within the meaning of Section 162(m). However, “performance-based compensation” within the meaning of Section 162(m) is not subject to the deduction limit. Section 6 of the Plan is designed to generally provide “performance-based compensation” to each participant. Because restricted stock awarded under the Plan vests only if the Company’s financial or other results meet or exceed certain quantifiable performance goals established by the Compensation Committee, the Company may deduct the expense of such performance restricted stock for Federal income tax purposes even if the value, together with salary and bonuses paid to an executive in any one year may exceed $1 million.

The amended Section 6 of the Plan is being submitted to the Company’s stockholders for approval so that generally performance restricted stock awarded to employees is fully deductible for federal income tax purposes. The Company’s stockholders must approve Section 6, as amended, if future awards of performance restricted stock are to be deductible.  If Section 6, as amended, is not approved, the Company may not be able to deduct this part of the expense of the annual compensation that may be paid to Company executives under other plans or arrangements that may exist or may be implemented.

Section 6 of the Plan was last approved by the Company’s stockholders in 2002 but, under Code Section 162(m), must be re-approved at least every 5 years in order that grants of performance restricted stock be fully deductible for federal tax purposes. In addition, as discussed above, the Board of Directors desires to amend the performance goals under the plan by adding demand deposits, commercial business loans, trade finance loans, and expenses as goals and by deleting efficiency ratio as a goal.

Since its adoption in 1998, the Plan has been used primarily for the Company’s stock option incentive programs and restricted stock program. All full-time employees of the Company have received annual grants of stock options or restricted stock under the Company’s Spirit of Ownership Program. In addition, most officers of the Company have received additional grants from time to time in connection with their performance reviews. Performance restricted stock under Section 6 has been awarded to the CEO and may in the future be awarded to other officers as well.

The Board of Directors believes that the 1998 Stock Incentive Plan and the ability to issue performance restricted stock helps the Company compete for, motivate and retain high-caliber employees and more closely links the interests of the employees and the stockholders of the Company by encouraging employees to focus on long-range objectives.

The Board believes that the existing Stock Incentive Plan and the grants under the Plan have contributed substantially to the success of the Company since its listing as a public company in 1999.

•    The Company’s stock has risen from $4.813, the closing price when it was first listed on the NASDAQ Global Select Market (“NASDAQ”) on February 8, 1999 to $38.15 as of February 8, 2007. The compound annual rate of growth during this period has been 30%.

•    The aggregate market value of the Company’s stock has risen from approximately $229 million when it was first listed on NASDAQ on February 8, 1999 to $2.34 billion as of February 8, 2007.  The compound annual rate of growth during this period has been 34%.

•    Fully diluted earnings per share have risen from $0.13 for the quarter ended December 31, 1998 to $0.63 for the quarter ended December 31, 2006. The compound annual rate of growth during this period has been 22%.

•    Net income has risen from $6.5 million for the quarter ended December 31, 1998 to $39.1 million for the quarter ended December 31, 2006. The compound annual rate of growth during this period has been 25%.

•    Core non-CD deposits, have risen from $441 million as of December 31, 1998 to $3.46 billion as of December 31, 2006. The compound annual rate of growth during this period has been 29%.

•    Loans have risen from $1.10 billion as of December 31, 1998 to $8.18 billion as of December 31, 2006. The compound annual rate of growth during this period has been 29%.

•    Non-performing assets have been reduced from 0.99% of total assets as of December 31, 1998 to 0.18% of total assets as of December 31, 2006.

The Board believes that approval of Section 6, as amended, to the Plan would, among other things, enhance the long-term stockholder value of the Company by offering opportunities to the Company’s employees, officers, consultants, agents, and advisors to acquire, subject to performance criteria, proprietary interest in the Company and to link their interests and efforts to the long-term interests of the Company’s stockholders.

The Board believes in structuring the compensation of employees to increase focus on long-term improvements in stockholder returns. For senior executives, it is desired that a material portion of their prospective compensation be in the “at-risk” category and dependent on stockholder returns.

Set forth below is a summary of certain important features of the amended Plan, which summary is qualified in its entirety by reference to the full text of the Plan, as amended, which is published in the proxy statement as Exhibit B. Changes in the Plan are indicated in italics.

Description of the Plan

GENERAL.   Under the 1998 Employee Stock Incentive Plan, officers, directors, employees and consultants of the Company and its subsidiaries are eligible to receive shares of Company common stock or other securities or benefits with a value derived from the value of Company common stock.

The purpose of the Plan is to enable the Company to attract, retain and motivate officers, directors, employees and consultants by providing for or increasing their proprietary interests in the Company and, in the case of non-employee directors, to attract such directors and further align their interests with those of the Company’s stockholders by providing or increasing their proprietary interests in the Company.

ADMINISTRATION.   The Stock Incentive Plan is administered by a committee of two or more non-employee directors appointed by the Board, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) and a “non-employee director” under SEC Rule 16b-3.

The Board of Directors may act in lieu of the Committee. The Compensation Committee has a wide degree of flexibility in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon the achievement by the Company of specified performance criteria. The expenses of administering the Plan are borne by the Company.

The Committee decides whether and to what extent awards will be structured to conform with Code Section 162(m) requirements applicable to performance-based compensation. The Committee may determine that any award of restricted stock or performance units will be granted or will vest on the basis of the achievement of performance goals. In order for such awards to be fully deductible without regard to the limitations of Code Section 162(m), such performance goals must be objective and will be based solely upon one or more of the following performance measures : return on stockholder equity; return on assets; ratio of non-performing assets to total assets; earnings per share; deposits; demand deposits, loans; commercial business loans; trade finance loans; non-interest income; expenses; and stock price  (“Performance Criteria”). Performance measures may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis, in comparison to past performance, or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines.

In order for such a performance-based award to be fully deductible without regard to the limitations of Code Section 162(m), the Committee must establish the performance goals no later than 90 days after the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable Code Section 162(m) tax regulations) and the Committee may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal. Any payment of an award granted with performance goals will be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

TERMS OF AWARDS; PER-PERSON LIMITS.   The Plan authorizes the Company to enter into any type of arrangement with an eligible recipient that, by its terms, involves or might involve the issuance of Company common stock or any other security or benefit with a value derived from the value of Company common stock. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such security or benefit or two or more of them in tandem or in the alternative. Awards to any one person during any calendar year may cover no more than 1,902,000 shares of Company common stock. If an award is denominated in cash but paid out in shares, so that the maximum number of shares issuable cannot be determined at the date of the grant, the award will count against the share limit at the date of grant based on the number of shares having a market value equal to the maximum cash amount earnable under the award, regardless of the number of shares paid out.

An award granted under the Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transactions. The Company may grant options that either are intended to be incentive stock options or non-qualified stock options. Awards to consultants and non-employee directors may only be non-qualified stock options. The Committee shall have the right to accelerate the vesting of all Awards.

AMENDMENT OR TERMINATION.   Subject to limitations imposed by law, the Board of Directors may amend or terminate the Plan at any time and in any manner. However, no such amendment or termination may deprive the recipient of an award previously granted under the Plan of any rights thereunder without his consent.

Federal Income Tax Consequences of the Plan

The following discussion is only a summary of the principal federal income tax consequences of the Awards to be granted under the Plan, and is based on existing federal law (including administrative regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual participants, which may substantially alter or modify the federal income tax consequences herein discussed. Because of the wide range of Awards that may be made under the Plan, the following discussion is confined to the most common forms of Awards likely to be made. In addition, the following discussion does not address state, local or foreign income taxes or any taxes other than income taxes.

INCENTIVE STOCK OPTIONS.   Generally under present law, when an option qualifies as an incentive stock option under Section 422 of the Code: (i) an optionee will not recognize taxable income either upon the grant or the exercise of the option, (ii) any gain or loss upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss, and (iii) no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of an incentive stock option or a qualifying disposition of the shares. A disposition by an optionee of stock acquired upon exercise of an incentive stock option will constitute a qualifying disposition if it occurs more than two years after the grant of the option, and more than one year after the transfer of the shares to the optionee. If such stock is disposed of by the optionee before the expiration of those time limits, the transfer may be a “disqualifying disposition,” in which case the optionee will recognize ordinary income equal to the lesser of (i) the aggregate fair market value of the shares as of the date of exercise less the option price, or (ii) the amount realized on the disqualifying disposition less the option price. The Company would become entitled to a corresponding deduction, subject to satisfaction of any applicable withholding or reporting obligations, in the amount of the optionee’s ordinary income. Ordinary income from a disqualifying disposition will constitute ordinary compensation income. Any gain in addition to the amount reportable as ordinary income on a “disqualifying disposition” generally will be capital gain. The Company is not entitled to a deduction for any gain on disposition of the shares that is capital gain.

Upon the exercise of an incentive stock option, the difference between the fair market value of the stock subject to the exercised option on the date of exercise and the option exercise price is treated as an adjustment to taxable income in that taxable year for alternative minimum tax purposes, as are a number of other items specified by the Code. Such adjustments (along with tax preference items) form the basis for the alternative minimum tax (presently at graduated rates for individuals), which may apply depending on the amount of the computed “regular tax” of the employee for that year. Under certain circumstances the amount of alternative minimum tax is allowed as a carryforward credit against regular tax liability in subsequent years. The Company does not obtain a deduction due to an optionee’s incurrence of the alternative minimum tax.

NON-QUALIFIED STOCK OPTIONS.   In the case of stock options which do not qualify as an incentive stock option (non-qualified stock options), no income generally is recognized by the optionee at the time of the grant of the option. The optionee generally will recognize ordinary income at the time the non-qualified stock option is exercised equal to the aggregate fair market value of the shares acquired less the option price. Ordinary income from a non-qualified stock option will constitute compensation for which withholding and reporting may be required under federal and state law.

Subject to special rules applicable when an optionee uses stock of the Company to exercise an option, shares acquired upon exercise of a non-qualified stock option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee generally will recognize capital gain or loss. Provided the optionee holds the shares for more than one-year prior to disposition, such gain or loss will be long-term capital gain or loss. The maximum individual federal tax rate on long-term capital gain currently is 15%.

The Company generally will be entitled to a deduction equal to the ordinary income (i.e., compensation) recognized by the optionee in connection with the exercise of a non-qualified stock option provided that the Company complies with any applicable withholding or reporting requirements of federal and state law. The Company does not obtain a deduction with respect to any capital gain on disposition of the shares.

OPTIONS TO NON-EMPLOYEE DIRECTORS.   These options are non-qualified stock options for tax purposes, and the tax rules applicable to them are the same as the rules for non-qualified stock options described above. However, since the optionees are not employees, income tax withholding would not be required in order for the Company to qualify for its income tax deduction.

STOCK APPRECIATION RIGHTS (SARS).   A recipient of a stock appreciation right will be taxed (and the Company will receive a corresponding deduction) when the recipient exercises the stock appreciation right. Income generated by such exercise will be ordinary compensation income and will be measured by the amount of cash received or the then-current fair market value of the stock received upon such event. In the case of an SAR granted to an employee, the Company will have withholding and reporting obligations.

RESTRICTED STOCK.   The income and deduction events in the case of restricted stock grants generally are deferred until the restrictions on the stock lapse. At that time, the recipient would report as ordinary compensation income the difference between the then-current fair market value of the stock and the amount (if any) paid for the stock. Subject to applicable withholding or reporting obligations, the Company is entitled to a corresponding deduction. The recipient may elect to report the income with respect to the restricted stock upon its receipt rather than at the time of the lapse of the restrictions. In such case, the valuation used for income and deduction purposes is the value of the restricted stock at the time of receipt, disregarding any restrictions other than those that will never lapse. Subject to satisfaction of any applicable withholding or reporting obligations, the Company’s deduction also would be accelerated in the event of such an election.

PERFORMANCE SHARES AND PERFORMANCE UNITS.   A recipient of a performance share or performance unit will be taxed (and the Company will receive a corresponding deduction) when the recipient receives payout at the end of the performance period and any additional deferral period. The recipient will have ordinary compensation income measured by the cash received and/or the then-current fair market value of the stock received upon such event. In the case of a performance share or performance unit granted to an employee, the Company will have withholding and reporting obligations.

RESTRICTION ON DEDUCTIONS.   Not every amount paid as compensation for services is currently deductible. For example, two restrictions potentially applicable to deductions for executive compensation payments are the restriction on deduction of so-called “excess parachute payments” and the Code Section 162(m) deduction limit of $1,000,000 per year for certain executive compensation (discussed earlier herein). Whether any such restrictions will apply to specific payments of compensation by the Company cannot be predicted at this time.

Approval of the amendment to the Plan will require the affirmative vote of a majority of the outstanding shares of stock present in person or by proxy and entitled to vote at the meeting. If the stockholders do not approve the amendment to the Plan, the amendment will not be adopted.

The Board has unanimously adopted resolutions approving the amendments set forth above, declaring their advisability and directing that the proposed amendment be submitted to the stockholders for their approval.

The Board of Directors recommends that stockholder’s vote FOR this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.